IEH Corporation Announces Third Quarter Fiscal 2020 Results

BROOKLYN, N.Y., February 18, 2020 - IEH Corporation (OTC: IEHC) today announced results for the third quarter of Fiscal Year 2020, ended December 31, 2019.

IEH Corporation reported Revenues of $8.42 million for the third quarter of fiscal year 2020, an increase of 41% as compared to Revenues of $5.98 million for the third quarter of fiscal year 2019. Operating Income was $1.45M compared to $1.12M in Q3 2019, and Net Income was $848K vs. $789K in Q3 2019. These represent increases of 29% and 7.5%, respectively.

Dave Offerman, President and CEO of IEH Corporation commented, “We’re pleased to report ongoing progress and success as we approach the end of our fiscal 2020 year. Investments in personnel, equipment and capacity have all begun to bear fruit, as reflected by our substantial top-line growth. These investments in equipment and space, buttressed by our solid cash position, will continue into the next fiscal year, to support our strong backlog, and facilitate our continued growth.“

About IEH Corporation

For nearly 80 years and four generations of family-run management, IEH Corporation has designed, developed, and manufactured printed circuit board (PCB) connectors, custom interconnects and contacts for high performance applications. With its signature Hyperboloid technology, IEH supplies the most durable, reliable connectors for the most demanding environments. The Company markets primarily to companies in defense, aerospace, space and industrial applications, in the United States, Canada, Europe, Southeast and Central Asia and the Mideast. The Company was founded in 1941 and is based in Brooklyn, New York.

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